ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                                EXETER FUND, INC.

     EXETER FUND, INC. (the "Corporation"), a corporation organized under the laws of the State of Maryland, having its principal place of business at 1100 Chase Square, Rochester, New York 14604, does hereby certify to the State Department of Assessments and Taxation of Maryland (the "Department") that:

     FIRST: The Corporation is registered as an open-end investment company under the Investment Company Act of 1940.

     SECOND: At a meeting held on May 18, 2004 the Board of Directors of the Corporation adopted resolutions designating and classifying (i) fifty million (50,000,000) shares of the authorized, unissued and unclassified capital stock of the Corporation as the Financial Services Series Class A; (ii) seventy-five million (75,000,000) shares of the authorized, unissued and unclassified capital stock of the Corporation as the Core Bond Series Class A; and (iii) seventy-five million (75,000,000) shares of the authorized, unissued and unclassified capital stock of the Corporation as the Core Bond Series Class A.

     THIRD: The description of the shares of stock designated and classified by the Corporation, as amended by these Articles of Amendment; including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption is as set forth in the Articles of Incorporation, as amended, and has not changed in connection with these Articles of Amendment.

FOURTH: These Articles of Amendment to the Articles of Incorporation are limited to changes expressly authorized by Section 2-605 of Maryland General Corporation Law to be made without action by the stockholders.

     FIFTH: These Articles of Amendment shall be effective as of the date the Department accepts these Articles for record.

IN WITNESS WHEREOF, EXETER FUND, INC. has caused these presents to be signed in its name and on its behalf by its President and its corporate seal to be hereunto affixed and attested by its Secretary as of the 18th day of May, 2004.

                    EXETER  FUND,  INC.



                    By:/s/  B.  Reuben  Auspitz
                              B.  Reuben  Auspitz
                              President

[Seal]


Attest:


/s/  Jodi  L.  Hedberg
Jodi  L.  Hedberg
Secretary


     THE UNDERSIGNED, President of Exeter Fund, Inc., who executed on behalf of said corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said corporation, the foregoing Articles of Amendment to be the corporate act of said corporation and further certifies that, to the best of his knowledge, information and belief, the matters and facts set forth herein with respect to the approval thereof are true in all material respects, under the penalties of perjury.


                              /s/  B.  Reuben  Auspitz
                              B.  Reuben  Auspitz
                              President